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                                                                   EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
SCM Microsystems, Inc.:

     We consent to the incorporation herein by reference in the Registration Statement on Form S-8 dated February 26, 1999, of SCM Microsystems, Inc. ("SCM"), relating to the Shuttle Technology Group Unapproved Share Option Scheme, of our reports dated February 13, 1998, relating to the consolidated balance sheets of SCM as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1997, and related schedule, which reports are incorporated by reference in the December 31, 1997, annual report on Form 10-K of SCM. We also consent to the incorporation herein by reference of our report dated January 11, 1999, relating to the supplemental consolidated balance sheets of SCM as of December 31, 1996 and 1997, and the related supplemental consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1997, which report is included in the Registration Statement on Form S-3/A filed by the Company on February 12, 1999. The supplemental consolidated financial statements referred to above give retroactive effect to SCM's pooling of interests with Shuttle Technology Group Limited.


KPMG LLP


Mountain View, California
February 24, 1999